Exhibit (d)(v)

SSGA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

January 20, 2017

Bruce S. Rosenberg, Treasurer

SPDR® Index Shares Funds

One Lincoln Street

Boston, MA 02111

Dear Mr. Rosenberg:

This letter serves to inform SPDR Index Shares Funds (the “Trust”) that SSGA Funds Management, Inc. (“SSGA FM”) has contractually agreed to waive a portion of its management fee for SPDR MSCI EAFE Fossil Fuel Reserves ETF (the “Fund”) and/or reimburse expenses to the extent necessary to limit the Fund’s total annual operating expenses from 0.30% to 0.20% (before application of any fees and expenses not paid by SSGA FM under the Advisory Agreement (as defined below)). This waiver will remain in effect until January 31, 2018 and shall automatically renew for successive annual periods, unless SSGA FM provides notice to the Fund of its intent not to renew at least ten (10) business days prior to the start of the next annual period. The terms of the waiver are subject to the terms and conditions of the Investment Advisory Agreement, dated July 1, 2004 and as amended from time to time, between the Trust and SSGA FM (“Advisory Agreement”). This waiver and/or reimbursement may not be terminated during the relevant period except with the approval of the Fund’s Board of Trustees.

SSGA Funds Management, Inc.

By:	/s/ Ellen M. Needham

Name:	Ellen M. Needham

Title:	President

SPDR Index Shares Funds

By:	/s/ Bruce S. Rosenberg

Name:	Bruce S. Rosenberg
Title:	Treasurer